EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 22 day of December, 2017 (the “Effective Date”) by and between, a [Jacksam Corporation] (the “Company”) and Daniel Davis (the “Executive”) (each a “Party” and together, the “Parties”).

WHEREAS the Executive wishes to continue his employment with the Company, and the Company wishes to retain the Executive, in the position of chief executive officer;

AND WHEREAS the Parties wish to set out the terms and conditions of their employment relationship;

AND WHEREAS it is intended this Agreement will supersede any other employment agreements or arrangements between the Executive and the Company, if any;

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the sufficiency of which is hereby acknowledged) the Parties hereto have agreed to this Agreement as follows:

ARTICLE 1 DEFINITIONS

AND INTERPRETATION

1.1	Wherever in this Agreement, including the recitals and any Schedule attached hereto, the following terms appear, the following meanings shall be ascribed thereto:

(a)	“Annual Salary” means the annual salary of the Executive as set forth in Section 4.1 and established from time to time by the Board;

(b)	“Board” or “Board of Directors” means the board of directors of the Company;

(c)	“Change of Control” means the occurrence of any of the following:

(i)	the purchase or acquisition of any voting shares of the Company or Convertible Securities by a person which results in the person beneficially owning, or exercising control or direction over, voting shares of the Company or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the person, the person would beneficially own, or exercise control or direction over, voting shares of the Company carrying the right to cast more than 50% of the votes attaching to all voting shares, but excluding any issue or sale of voting shares of the Company to an investment dealer or group of investment dealers as underwriters or agents for distribution to the public either by way of prospectus or private placement; or

1

(ii)	the approval by the shareholders of the Company of an amalgamation, arrangement, merger or other consolidation or combination of the Company with another entity which requires approval of the shareholders of the Company pursuant to its statute of incorporation and pursuant to which the shareholders of the Company immediately thereafter do not own shares of the successor or continuing entity, which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation, which may be cast to elect directors of that corporation; or

(iii)	the election at a meeting of the Company’s shareholders of that number of persons which would represent a majority of the Board, as directors of the Company who are not included in the slate for election as directors proposed to the Company’s shareholders by the Company; or

(iv)	approval by the shareholders of the Company of the liquidation, dissolution or winding-up of the Company; or the sale, lease or other disposition of all or substantially all of the assets of the Company; or

(v)	a determination by the Board that there has been a change, whether by way of a change in the holding of the voting shares of the Company, in the ownership of the Company’s assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Company;

(d)	“Convertible Securities” means securities of the Company convertible into voting shares of the Company;

(e)	“Exchange” means the OTC Pink Sheets, or such other stock exchange that the common shares in the capital of the Company may be listed on from time to time;

(f)	“Notice” means a notice or other writing required to be given hereunder.

1.2	The division of this Agreement into Articles and Sections, or any other divisions, and the inclusion of headings is for convenience only and shall not affect the construction or interpretation of all or any part hereof.

1.3	Time shall in all respects be of the essence in this Agreement. Unless otherwise specifically provided, any period of time required to be measured hereunder shall be exclusive of the date of the giving of Notice or the occurrence of the event from which the period is to be measured and inclusive of the last day of the period.

ARTICLE 2

TERM EMPLOYMENT

2.1	This Agreement shall be effective for a term commencing upon the Effective Date and ending five (5) years from the Effective Date (the “Initial Term”) unless earlier terminated as provided under Article 8 of this Agreement. Thereafter, this Agreement shall be automatically extended and renewed, upon the same terms and conditions contained herein, without further action by either party, for additional terms of one (1) year each, unless earlier terminated as provided under Article 8 (the Initial Term and an extension thereto collectively means the “Term”).

2

ARTICLE 3

EMPLOYMENT SERVICES

3.1	The Executive shall have such responsibilities and powers as are usually associated with Executive’s position, and shall hold the offices of chief executive officer of the Company and perform such duties normally associated with such position and as such Officer and those which the Board may reasonably request from time to time. The Executive’s authority shall at all times remain subject to the authority of the Board. Executive will report directly to the Board of Directors.

3.2	The Executive shall devote the whole of his business time and effort to the Executive’s duties and obligations hereunder, faithfully serve the Company during his employment hereunder, and shall use his best efforts to promote the interests of the Company. Nothing herein shall prohibit the Executive from engaging in enterprises and activities which do not conflict with his duties hereunder and which do not materially affect his performance hereunder, provided that the Executive shall neither consent to nor act as a director of another for-profit corporation.

3.3	The Executive acknowledges that the Executive’s relationship to the Company and, if applicable, its parent and subsidiaries is that of a fiduciary, and the Executive agrees to act towards the Company and its parent and subsidiaries and otherwise behave as a fiduciary of the Company and such companies.

ARTICLE 4

COMPENSATION

4.1	As of the Effective Date, and for one year of the date therefrom, the Executive’s annual salary shall be equal to USD $180,000 per annum (the “Annual Salary”). The Annual Salary shall be paid to the Executive in equal installments in accordance with the Company’s usual payroll practices.

(a)	Executive’s Annual Salary shall increase automatically at the rate of five percent (5%) per year, beginning on the anniversary date of the Effective Date. For instance, beginning on the one-year anniversary date of the Effective Date and continuing for one year thereafter, Executive’s Annual Salary shall be equal to USD $189,000 per annum. Beginning on the two-year anniversary date of the Effective Date and continuing for one year thereafter, Executive’s Annual Salary shall be equal to USD $198,450 per annum. Beginning on the three-year anniversary date of the Effective Date and continuing for one year thereafter, Executive’s Annual Salary shall be equal to USD $208,372.50 per annum. Beginning on the four-year anniversary date of the Effective Date and continuing for one year thereafter, Executive’s Annual Salary shall be equal to USD $218,791.12 per annum.

3

(b)	In addition to the automatic raises set forth above, the Annual Salary may also be increased from time to time by merit and general increases in amounts determined by the Board.

4.2	Performance Bonus. In addition to the Annual Salary, the Executive is eligible to earn an annual bonus of up to thirty percent (30%) of Executive’s Annual Salary (the “Performance Bonus”). The amount of the Performance Bonus will be determined in good faith by the Board, based upon the following factors:

(a)	Fifty percent (50%) of the Performance Bonus shall be based upon the achievement of the Executive’s individual objectives, as defined in writing and presented to Executive annually by the Board.

(b)	Fifty percent (50%) of the Performance Bonus shall be based upon the achievement of Company objectives – which shall include specifically, meeting or exceeding the revenue targets and other objectives as determined by the Board.

The initial set of performance objectives, both for Executive individually and for the Company, will be reasonably established by the Board within sixty (60) days of the Effective Date of this Agreement. Subsequent performance objectives, both for Executive individually and for the Company, will be reasonably established by the Board within sixty (60) days of the beginning of the calendar year to which the Performance Bonus relates. The Performance Bonus shall be paid to Executive in the first regular payroll period after the Board makes a good faith determination that such Performance Bonus has been earned, but in no event shall the Performance Bonus be paid later than March 1 of the calendar year immediately following the calendar year in which the bonus was earned.

ARTICLE 5

STOCK OPTIONS

5.1	The Board will arrange for a grant to the Executive an option to purchase [1,000,000] common shares of the Company (“Holdings Shares”), exercisable for a period of [3] years at an exercise price equal to USD $[] per share. The options shall vest at a rate of [28,000] shares for each full one-month period worked from the Effective Date. If this Agreement is terminated pursuant to Section 8.3 on or before the date that is one year after the Effective Date, all the options shall vest and the Executive shall retain the options subject to their terms and the terms hereof. The options may contain terms providing the issuer the right to accelerate vesting and/or require the exercise of options prior to the initial public offering and listing of the issuer. The Company may arrange for the grant of additional options to the Executive from time to time based on the Executive’s performance and other relevant factors as the Board may determine in its discretion.

4

5.2	All options to purchase Holdings Shares granted to the Executive shall be subject to the terms of the stock option agreement pursuant to which they are granted and the terms of the stock option plan under which they are granted in effect from time to time. Shares issuable on exercise of the options shall be subject to any escrow, trading restriction, or other requirement imposed by any stock exchange or securities regulatory authority upon initial public offering or listing of the shares. The Executive shall take such steps and execute and deliver such documents as may be required to effect the foregoing.

ARTICLE 6

BENEFITS

6.1	Executive shall be entitled to four (4) weeks (equal to one hundred sixty [160] hours) of paid vacation in each calendar year, which shall be granted to Executive as a lump sum on the Effective Date (prorated for the number of months remaining in 2018), and at the beginning of every calendar year thereafter.

6.2	The Executive shall receive full, comprehensive medical and dental insurance coverage, and shall receive full, comprehensive medical and dental insurance for his spouse and all dependents. The Company shall be responsible for payment of the full cost of all premiums and all other expenses necessary to maintain medical and dental insurance for Executive, his spouse, and his dependants.

6.3	The Executive will be entitled to life and disability insurance coverage or other benefit commensurate to the role and responsibility of a senior executive officer of the Company and as is established by the Board and provided to other full time senior executive officers of the Company, if and when established. If applicable, the Company shall pay any professional expenses and industry specific membership fees required to be paid by the Executive to maintain his professional standing.

6.4	The Company agrees to maintain commercially reasonable Director’s and Officer’s Insurance as well as commercially reasonable general liability insurance covering the customary potential liabilities of Executive in his role as an officer of the Company. The coverage shall be determined by the Company in its best business judgment. Subject to applicable law, the Company shall indemnify Executive from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any proceeding (including attorneys’ fees) for all actions (including failures to act) taken by Executive in good faith in his capacity as Executive and in the course of the performance of his duties for the Company unless Executive is grossly negligent, commits willful misconduct, is convicted of, or plead guilty to, a felony or any crime involving, fraud, misappropriation, or misrepresentation.

ARTICLE 7

EXPENSES

7.1	The Company agrees that during employment, the Executive shall be reimbursed by the Company for all reasonable travelling and other costs actually and properly incurred by the Executive in connection with his duties hereunder, subject to the Executive furnishing to the Company expense reimbursement forms and receipts (or other substantiation) for all such expenses to the extent possible.

5

ARTICLE 8

TERMINATION

8.1	This Agreement shall terminate automatically upon the death of the Executive.

8.2	The Company may terminate Executive’s employment for Cause immediately upon Notice from the Company to Executive. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of or plea of nolo contendere to any felony crime involving fraud, dishonesty, or moral turpitude; (ii) Executive’s commission of, or participation in, a fraud against the Company. In the event Executive’s employment is terminated for Cause, the Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of such termination.

8.3	The Company may terminate Executive’s employment without Cause upon written Notice from the Company to Executive, which Notice shall set forth the effective date of termination, such effective date to be no less than thirty (30) days from the date of the Notice of termination.

8.4	Executive may terminate this Agreement by giving at least thirty (30) days’ prior written Notice of termination to the Company. Upon voluntary termination by the Executive pursuant to this Section 8.4, the Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to effective date of termination as determined by the Company.

8.5	Executive may terminate this Agreement with Good Reason by sending written notice of the same to Company. “Good Reason” means any of the following: (i) a material and adverse change in Employee’s duties, authority or responsibilities with the Company relative to the duties, authority or responsibilities in effect immediately prior to such reduction; or (ii) the Company breaches a material term of this Agreement.

8.6	In the event of any termination of employment pursuant to this Agreement, if Executive is a director or officer of the Company or any direct or indirect parent or subsidiary of the Company, Executive shall be deemed to have resigned voluntarily from the Board and any Committee of the Board, and of the board of directors (and any committee thereof) of all subsidiaries of the Company, and any position as officer, upon the effective date of termination or such earlier date as may be agreed in writing between the Company and Executive, and Executive’s signature on this Agreement shall, without the need to any further action, constitute Executive’s resignation from such boards of directors and as an officer in such circumstance.

8.7	This Agreement shall continue in full force and effect during Executive’s employment, until terminated pursuant to the provisions of this Article 8.

6

ARTICLE 9

TERMINATION PAYMENT

9.1	Upon termination of this Agreement pursuant to Section 8.1, the Company shall pay the Executive’s heirs:

(a)	a payment equal to six (6) months’ Annual Salary; and

(b)	any Performance Bonus payable pursuant to Section 4.2 that has been earned by Executive on or before the effective date of termination, but that has not yet been paid.

(c)	all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of such termination.

9.2	Upon termination of this Agreement pursuant to Section 8.2, Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of such termination.

9.3	Upon termination of this Agreement pursuant to Section 8.3, the Company shall provide to the Executive:

(a)	A lump sum payment equal to the greater of (i) twelve (12) months’ Annual Salary at the Executive’s then-current rate, or (ii) Executive’s Annual Salary for the remainder of the Term;

(b)	if applicable, to the extent permitted by the Company’s group insurance carrier and applicable law, continued group insurance benefits coverage, together with reimbursement of the individual life insurance premium for the period of time equal to the number of months in respect of which payment is due pursuant to Section 9.3(a); and

(c)	any other amounts (including but not limited to any earned Performance Bonus during Executive’s active employment that may be payable pursuant to this Agreement) accrued and earned by Executive prior to the effective date of termination.

9.4	Upon termination of this Agreement pursuant to Section 8.4, the Company shall pay Executive all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of such termination.

7

9.5	Upon termination of this Agreement pursuant to Section 8.5, the Company shall provide to the Executive:

(a)	A lump sum payment equal to the greater of (i) twelve (12) months’ Annual Salary at the Executive’s then-current rate, or (ii) Executive’s Annual Salary for the remainder of the Term;

(b)	if applicable, to the extent permitted by the Company’s group insurance carrier and applicable law, continued group insurance benefits coverage, together with reimbursement of the individual life insurance premium for the period of time equal to the number of months in respect of which payment is due pursuant to Section 9.3(a); and

(c)	any other amounts (including but not limited to any earned Performance Bonus during Executive’s active employment that may be payable pursuant to this Agreement) accrued and earned by Executive prior to the effective date of termination.

9.6	If a Change of Control occurs and the Executive is not offered continued employment on a comparable basis after the Change of Control, the Executive shall be entitled to receive, within thirty (30) days after the Change of Control, a sum equivalent to twelve (12) months’ Annual Salary, plus an additional 4% of Annual Salary in lieu of benefits, and any Performance Bonus that has been earned by Executive prior to the effective date of the Executive’s termination from the Company. Thereafter, the Company shall have no further obligations to the Executive under this Agreement other than payment of any other amounts accrued as owing to the Executive under this Agreement as of the date the Change of Control occurs.

9.7	If a Change of Control occurs and the Executive is offered continued employment on a comparable basis after the Change of Control (which offer shall have been evidenced by a written offer from the person acquiring control through the Change of Control delivered to the Executive prior to the Change of Control), thereafter, the Company shall have no further obligations to the Executive under this Agreement other than payment of any other amounts accrued as owing to the Executive under this Agreement as at the date the Change of Control occurs.

ARTICLE 10

GENERAL

10.1	Except for the Executive’s rights to continued participation in employee benefit plans, if any, conditions of employment generally available to other employees of the Company, this Agreement contains the entire understanding of the Parties with respect to the matters contained herein and there are no statements, representations, warranties, understandings, promises, undertakings or agreements, written or oral, express or implied, by either Party hereto to the other, other than those expressly set forth herein. Except as otherwise expressly provided in this Agreement, this Agreement supersedes and replaces any earlier agreement(s), whether oral or in writing between the Parties hereto respecting the subject matter of this Agreement. This Agreement may be amended only by written instrument signed by each of the Parties hereto.

8

10.2	No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the Party to be charged with such waiver or consent. A waiver by a Party of any provision of this Agreement shall not be deemed or construed as a waiver of a further breach of the same provision or of the provision itself.

10.3	In any covenant or obligation of either Party contained herein or any provision of this Agreement or its application to any person or circumstance shall, to any extent, be invalid or unenforceable; the remainder of this Agreement or the application of such covenant or obligation to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each provision and each covenant and obligation contained in this Agreement shall be separately valid and enforceable, to the fullest extent permitted by law or at equity.

10.4	This Agreement is for the personal services and employment of the Executive and may not be assigned in whole or in part to any third party by the Executive. Subject thereto, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns, if any.

10.5	All Notices permitted or required to be given hereunder shall be in writing and shall be addressed as follows:

To the Company:

[Jacksam Corporation]

[30191 Avenida de las Banderas]

[Rancho Santa Margarita, CA 92688]

Email (danny@convectium.com):

To the Executive:

Daniel Davis

[47 Lazurite]

[Rancho Santa Margarita, CA 92688]

Email (for courtesy copy only): danny@convectium.com

Notices may be delivered by personal delivery, by overnight mail service, or by first class mail, postage prepaid. Notices which are personally delivered shall be deemed to be received upon actual receipt thereof. Notices which are mailed shall be deemed to have been received seven (7) business days after the posting of such Notices (exclusive of the date of posting). Either Party may change its address or particulars respecting its address for receipt of Notices by giving Notice as aforesaid.

10.6	This Agreement shall be governed exclusively by the laws of the State of California, without regard to conflict of law principles. The Parties also agree that that sole and exclusive jurisdiction and venue for any action arising from this Agreement or Executive’s employment with the Company shall be in the Superior Court of the State of California, for the County of Los Angeles – Central District.

10.7	This Agreement may be executed in separate counterparts and all such executed counterparts, when taken together shall constitute one agreement. The Parties hereto shall be entitled to rely on delivery of an electronically sent copy of the executed Agreement and such copy shall be legally effective to create a binding and valid Agreement.

9

IN WITNESS WHEREOF the Parties agree to the terms of this Agreement and have caused it to be executed as of the dates set forth below.

COMPANY	EXECUTIVE

/s/ Mark Adams	/s/ Daniel Davis
By: Mark Adams	By: Daniel Davis
Its:

Date: 12/22/17	Date: 12/22/17

10